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Exhibit 10.35

                                OPTION AGREEMENT

     THIS OPTION AGREEMENT (this "Agreement") is made as of the 5th day of August 1996, by and between VIDEOLAN TECHNOLOGIES, INC., a Delaware corporation (the "Company") and VIDEO NETWORKS, INC., a New York corporation (the "Optionee").

     WHEREAS, pursuant to that certain Consulting Agreement dated August 5, 1996 between the Company and Optionee (the "Consulting Agreement"), Optionee was granted options (the "Options") to purchase up to 40,000 shares of the Company's common stock (the "Shares") over a certain period of time;

     WHEREAS, Optionee and the Company desire to set forth the terms and conditions of the Options;

     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt, mutuality and sufficiency of which is acknowledged, the parties hereto agree as follows:

     1. Option. On the terms and subject to the conditions of this Agreement, Optionee shall have the right to purchase up to 40,000 Shares, subject to adjustment in accordance with Section 6 of this Agreement and subject to the exercise requirements set forth in Sections 4(a), (b), (c) and (d) of this Agreement.

     2. Option Exercise Price. The exercise price of the Option (the "Exercise Price") shall be $15.50 per Share, subject to adjustment in accordance with
Section 6 of this Agreement.

     3. Duration of Option. The Option shall expire five years from the date hereof.

     4. Exercise of Option.

          (a) Options with respect to 14,000 Shares shall vest and be exercisable six months after the Company has notified the Optionee that it has determined the Optionee has achieved the First Milestone (as defined on Exhibit B of the Consulting Agreement);

          (b) Options with respect to an additional 13,000 Shares shall vest and be exercisable six months after the Company has notified the Optionee that it has determined the Optionee has achieved the Second Milestone (as defined on Exhibit B of the Consulting Agreement); and

          (c) Options with respect to the remaining 13,000 Shares shall vest and be exercisable six months after the Company has notified the Optionee that it has determined the Optionee has achieved the Third Milestone (as defined on Exhibit B of the Consulting Agreement).
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          (d) Upon termination of this Agreement for any reason, all unvested

Options shall be canceled effective upon the date of such termination and all vested Options shall terminate thirty (30) days after the date of such termination.

          (e) This Option may be exercised by delivery of written notice to the Company at its executive offices, addressed to the attention of the Chief Financial Officer. Such notice: (i) shall be accompanied by all necessary corporate authorization and signed by the president of Optionee or its legal representatives; (ii) shall specify the number of full Shares then elected to be purchased with respect to the Option; and (iii) shall be accompanied by payment in full of the Exercise Price of the Shares to be purchased.

          (f) The Exercise Price upon exercise of this Option shall be payable to the Company in cash or its equivalent.

          (g) As promptly as practicable after the receipt of notice and payment upon exercise, the Company shall cause to be delivered to Optionee certificates for the Shares so purchased. If the Option shall have been exercised in full, this Agreement shall be returned to the Company and canceled.

     5. Registration of Shares. In the event that Optionee should acquire any Shares which, at the time of acquisition, are not duly registered under the Act and, as necessary, applicable state securities law, certificates evidencing the unregistered Shares shall bear the following legends:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, AND WILL NOT BE TRANSFERRED ON THE BOOKS AND RECORDS OF THE COMPANY, UNLESS (i) THEY HAVE BEEN REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR (ii) REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

Upon the registration of any shares represented by a certificate bearing this legend, the Company shall issue replacement certificates free of this legend.

     6. Adjustments in Authorized Shares and the Option. In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, share dividend, share split, reverse share split, share combination, share exchange or other change in the capital structure of the Company affecting the Shares, the Board of Directors of the Company may substitute or adjust the total number and class of Shares or other securities that may be issued hereunder, and the Exercise Price, as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Optionee and to preserve, without diluting or
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exceeding, the value of the Option, provided, however, that such adjustments shall be equivalent to that imposed equally upon all other option holders and/or shareholders in the Company.

     7. Miscellaneous.


          (a) Tax Withholding. The parties acknowledge and agree that any and all compensation received by Optionee pursuant to any exercise of the Option will be self-employment income, and that Optionee shall bear the sole responsibility with respect to withholding and estimated tax payments on such compensation.

          (b) Amendment. This Agreement may not be changed or terminated except by written instrument signed by the parties.

          (c) Successors; Binding Agreement. The Company agrees that:

               (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Optionee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; and

               (ii) This Agreement and all rights of Optionee hereunder shall inure to the benefit of and be enforceable by Optionee or its successors or assignees.

          (d) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

          (e) Entire Agreement. This Agreement, including the preambles and exhibits, together with the Consulting Agreement, sets forth the entire agreement between the parties as to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, understandings, or representations with respect to such subject matter other than as expressly provided herein and in the Consulting Agreement, or as duly set forth subsequent to the effective date hereof in writing and signed by the duly authorized representatives of both parties. Without limiting the generality of the foregoing, that certain Letter of Intent dated June 7, 1996 between Video Network and the Company shall be and is null, void and of no further force and effect.

          (f) Governing Law. This Agreement, and the application or interpretation thereof, shall be governed by the laws of the Commonwealth of Kentucky.
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     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                                    VIDEOLAN TECHNOLOGIES, INC.
                                    (the "Company")

                                    By:

                                    Title:


                                    VIDEO NETWORK, INC.
                                    ("Optionee")

                                    By:

                                    Title: